The Chefs’ Warehouse, Inc. Completes Refinancing of Credit Facilities

Ridgefield, CT, June 21, 2016– The Chefs’ Warehouse, Inc. (NASDAQ: CHEF), (“the Company”) a premier distributor of specialty food products in the United States, announced today that it has successfully completed the refinancing of its senior secured credit facilities. The Company has entered into a new $305 million term loan facility and a $50 million delayed draw term loan facility due in 2022. In addition, the Company entered into a five year $75 million asset backed revolving credit facility.  Proceeds from the new term loan were used to refinance the Company’s existing revolving credit facility, retire its outstanding senior secured notes, pay related fees, costs and expenses and for general corporate purposes. The proceeds of the delayed draw term loan facility will be used for permitted acquisitions and general corporate purposes. The interest rate for the new term loan is LIBOR plus 4.75% with a LIBOR floor of 1.0%.  Total fees and expenses incurred to refinance the credit facilities, including make-whole premiums on the company’s existing senior secured notes and the original issue discount on the new term loans, are approximately $30.2 million.

“We are very happy to close on these new credit facilities, which will give us the incremental capital to make additional accretive acquisitions,” said Chris Pappas, chairman and chief executive officer of The Chefs’ Warehouse, Inc.  “In addition, the covenant lite structure of these facilities gives us more flexibility to grow and operate our business.”

Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, the Company’s ability to successfully deploy its operational initiatives to achieve synergies from the acquisition of the Del Monte entities; the Company’s sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer discretionary spending on food-away-from-home purchases; the Company’s vulnerability to economic and other developments in the geographic markets in which it operates; the risks of supply chain interruptions due to a lack of long-term contracts, severe weather or more prolonged climate change, work stoppages or otherwise; the risk of loss of customers due to the fact that the Company does not customarily have long-term contracts with its customers; the risks of loss of revenue or reductions in operating margins in the Company’s protein business as a result of competitive pressures within this segment of the Company’s business; changes in the availability or cost of the Company’s specialty food products; the ability to effectively price the Company’s specialty food products and reduce the Company’s expenses; the relatively low margins of the foodservice distribution industry and the Company’s and its customers’ sensitivity to inflationary and deflationary pressures; the Company’s ability to successfully identify, obtain financing for and complete acquisitions of other foodservice distributors and to integrate and realize expected synergies from those acquisitions; the Company’s ability to begin servicing customers from its new Chicago, San Francisco and Las Vegas distribution centers and the expenses associated therewith; increased fuel cost volatility and expectations regarding the use of fuel surcharges; fluctuations in the wholesale prices of beef, poultry and seafood, including increases in these prices as a result of increases in the cost of feeding and caring for livestock; the loss of key members of the Company’s management team and the Company’s ability to replace such personnel; and the strain on the Company’s infrastructure and resources caused by its growth.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 4, 2016 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information in the foregoing report until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

About The Chefs’ Warehouse
The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolatiers, cruise lines, casinos and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 34,000 products to more than 26,000 customer locations throughout the United States and Canada.

Contact:
Investor Relations
John Austin, (718) 684-8415